Weinberg & Baer LLC
115 Sudbrook Lane, Baltimore, MD 21208
Phone (410) 702-5660

Mr. Noam Katzav, President
L3 Corp.
538 W. 21st Street
Suite # 80308
Houston, TX 77008-3642

Dear Mr. Katzav:

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation in the Registration Statement of L3 Corp. on Form S-1 of our report on the financial statements of the Company as its registered independent auditor dated December 8, 2011, as of and for the periods ended October 31, 2011 and from inception to October 31, 2011. We further consent to the reference to our firm in the section on Experts.

Respectfully submitted,

/s/ Weinberg & Baer LLC

Weinberg & Baer LLC
Baltimore, Maryland
January 11, 2012